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                                                                    Exhibit 10.5

                                [Dime Letterhead]

                                                      as of July 1, 1997

Mr. Anthony Burriesci
961 Lily Pond Lane
Franklin Lakes, New Jersey  07417

            Re: Agreement Regarding Initial Employment Terms

Dear Tony:

            As we discussed, this Letter Agreement is intended to detail several elements of your initial compensation arrangements with The Dime Savings Bank of New York, FSB (the "Bank") to apply upon your commencement of employment. To the extent, however, that it describes benefits requiring the approval of the Compensation Committee or the Board of Directors of the Bank or of Dime Bancorp, Inc. (the "Company"), it is subject to that approval, and to changes that may be determined by such Committee(s) or such Board(s) from time to time, and participation in the various plans described will be pursuant to the terms of those plans, as they may be revised (and subject to their termination) from time to time by the Bank or the Company. The benefits described herein are also subject to other limitations described in further detail below.

            1. Restricted Stock Award. As soon as possible following the commencement of your employment, you will be awarded the right to purchase
35,000 shares of restricted stock pursuant to the Dime Bancorp, Inc. 1991 Stock Incentive Plan (the "Plan"), with such restricted stock vesting on a pro-rata basis on January 24, 1998, January 24, 1999 and January 24, 2000 (assuming that you remain in the employment of the Bank), subject to earlier vesting under the circumstances described in section 15.1 of the Plan. In the event that your employment is involuntarily terminated other than for cause, you will also vest (at the date of your termination of employment) in those shares of restricted stock (from this award) for which vesting would have otherwise occurred during the 12-month period following your termination of employment had you otherwise remained in employment during that period. The purchase price for each share of restricted stock, described in the preceding sentences, shall be equal to $1.00 per share. The Company agrees to pay to you on the date of such award $52,500 for the purpose of providing you with the aggregate purchase price for the restricted stock awarded hereunder and the Federal, state and local income tax liability arising from such payment.
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            2. Annual Incentive Opportunity. You will be eligible to participate in the Bank's Officer Incentive Plan during 1997 with a target incentive opportunity equal to 50% of your annualized base salary, and for 1998 and 1999 with a target incentive opportunity equal to 50% of your base annual salary as in effect on December 31 of each such year; provided that you will receive minimum incentive awards of $175,000 for each of calendar years 1997 and 1998. Later levels of target incentive opportunity will be set by the Bank's Board of Directors or Compensation Committee. You will have an opportunity to earn up to 150% of your target incentive payment based on extraordinary performance, with the final determination of the incentive paid to you in the discretion of the Bank's Board of Directors.

            3. Sign-on-Bonus. You shall receive, within 30 days of the later of the execution and delivery of the Employment Agreement, dated as of July 1, 1997, between the Bank and you (the "Employment Agreement"), and your commencement of employment, an initial cash bonus of $150,000. Such bonus will not be subject to recovery upon termination of your employment other than for cause (as defined in the Employment Agreement). You will also receive, as soon as possible following the commencement of your employment, a grant of 90,000 non-qualified stock options. Such options shall vest, pro rata January 24, 1998, January 24, 1999 and January 24, 2000 (assuming that you remain in the employment of the Bank) and will be subject to the terms and conditions of the underlying plan document and grant letter. In the event that your employment is involuntarily terminated other than for cause, you will also vest (at the date of your termination of employment) in those options (from this grant) for which vesting would have otherwise occurred during the 12-month period following your termination of employment had you otherwise remained in employment during that period.

            4. Long-Term Incentive Opportunity. To the extent approved, as appropriate, from time to time by the Compensation Committee or the Board of Directors of the Bank or the Company, for the years 1998, 1999 and 2000 you will be eligible to receive long-term incentive awards equal in value (as determined by the Bank) to 75% of your base annual salary as in effect on January 1 of such years. To the extent appropriate, such long-term incentive awards will be subject to the terms and conditions (including vesting) of any underlying stock incentive plan document and grant letter.

            5. Key Executive Life Insurance. You will be eligible to participate in the Bank's Key Executive Life Insurance/Death Benefit Plan.

            6. Deferred Compensation Plan. You will be eligible to participate in the Dime Bancorp, Inc. Voluntary Deferred Compensation Plan.

            7. Automobile Allowance. For purposes of enabling you to travel to and from the Bank's offices and elsewhere for business purposes, the Bank will provide you during the term of your Employment Agreement with the use of a Bank-owned or Bank-leased
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automobile of a make and model commensurate with that being provided under the
Bank's policies as in effect on the date hereof to officers of the Bank of comparable rank and responsibility, and will reimburse you for all costs, including tolls, gasoline, insurance coverage and repairs, incurred by you during such period in connection with the business operation of the vehicle, subject to the Bank's policies, as in effect from time to time, concerning personal use of the automobile.

            8. Other Expenses. The Bank will reimburse you for your reasonable fees and expenses incurred in the negotiation of the Employment Agreement and this Letter Agreement, including reasonable legal fees and expenses and reasonable financial advisor fees and expenses.

            Notwithstanding the foregoing, if any statute, regulation, order, agreement or regulatory interpretation thereof that is valid and binding upon the Bank, including, without limitation, 12 USC ss.1828(k) and regulations thereunder (each a "Regulatory Restriction") restricts, prohibits or limits the amount of any payment or the provision of any benefit that the Bank would otherwise be liable for pursuant to this Letter Agreement, then the amount that the Bank will pay to you will not exceed the maximum amount permissible under such Regulatory Restriction; provided, that if such Regulatory Restriction shall subsequently be rescinded, superseded, amended or otherwise determined not to restrict, limit or prohibit payment by the Bank of amounts otherwise due you hereunder, the Bank shall promptly thereafter pay to you any amounts (or the value of any benefit) previously withheld from you as a result of such Regulatory Restriction. The provisions and limitations set forth in Sections 8(b), 8(c) and 10 of your Employment Agreement, to the extent required by law, as well as the provisions of Section 5(d) of your Employment Agreement, are hereby incorporated by reference herein. Further, if any amount otherwise payable hereunder other than upon events following a Transfer of Control (as defined in the Employment Agreement) would be deemed to constitute a parachute payment (a "Parachute Payment") within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and if any such Parachute Payment, when added to any other payments other than upon events following a Transfer of Control which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under
Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied in a manner that considers the benefits that are to be paid pursuant to the Employment Agreement or otherwise, and such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Bank shall determine in its sole discretion. References to the Code hereunder shall be to the Code as presently in effect or to the corresponding provisions of any succeeding law.

            This Letter Agreement is intended solely to detail certain of your initial compensation arrangements with the Bank. Nothing in this Letter Agreement (a) confers upon you the right to continue in the employment of the Bank or the right to hold any particular office
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or position with the Bank, (b) requires the Bank to pay you, or entitles you to receive, any specified annual salary or interferes with or restricts in any way the right of the Bank to decrease your annual salary at any time, (c) requires the Bank to continue to provide any of the benefit plans or arrangements described above, or (d) interferes with or restricts in any way the right of the Bank to terminate your employment at any time, with or without cause. In the event of any conflict between the express provisions of this Letter Agreement and the Employment Agreement, the express provisions of the Employment Agreement shall be controlling.

            Any payments due you hereunder shall be reduced by all applicable withholding and other taxes.

            This Letter Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles applied in the State of New York. If any provision of this Letter Agreement is held by a court or other authority having competent jurisdiction to be invalid, void or otherwise unenforceable, in whole or in part, by reason of any applicable law, statute or regulation or any interpretation thereof, then the remainder of the provision of this Letter Agreement shall remain in full force and effect and in no way affected, impaired or invalidated. This Letter Agreement may be assumed by the Company at its election. Following any such election, the obligations of the Bank under this Letter Agreement shall become the obligations of the Company. Except as otherwise provided above, this Letter Agreement may only be amended in writing signed by both parties hereto.

            Please indicate your acceptance to the terms of this Letter Agreement by signing below.

                                          Very truly yours,

                                          THE DIME SAVINGS BANK OF NEW YORK, FSB


                                          By:/s/LAWRENCE J.TOAL
                                             -----------------------------------

AGREED AND ACCEPTED

/s/ANTHONY BURRIESCI
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Anthony Burriesci
Date: July 8, 1997